EXHIBIT 23.b

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in the Registration Statements of Alpha Industries, Inc. on Form S-8 (No. 033-63541, No. 033-63543, No. 333-71013, No. 333-71015, No. 333-48394, No. 333-38832, No. 333-63818, No. 333-85024 and No. 333-91524) and in the Registration Statements of Skyworks Solutions, Inc. on Form S-8 (No. 333-91758, No. 333-100312 and No. 333-100313) and Form S-3 (No. 333-99015 No. 333-92394, No. 333-102157, No. 333-102508, No. 333-103073 and No. 333-107846) of our report dated February 14, 2002, relating to the consolidated financial statements of Skyworks Solutions, Inc. (formerly the combined financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc.) for the year ended September 30, 2001, appearing in this Annual Report on Form 10-K of Skyworks Solutions, Inc.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California
December 22, 2003